EXHIBIT 3.1
RESTATED CERTIFICATE OF INCORPORATION

MAGNA ENTERTAINMENT CORP.

Under the General Corporation Law of the State of
Delaware, as set forth in Title 8 of the Delaware Code

THE UNDERSIGNED, being respectively the Plan Administrator of Magna Entertainment Corp., hereby certifies that:

(1)           The name of the corporation (hereinafter, the “Corporation”) is Magna Entertainment Corp.

(2)           The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 4, 1999 under the name of MI Venture Inc.

(3)           The Certificate of Incorporation of the Corporation is hereby restated as amended to effect amendments and/or changes authorized by the General Corporation Law of the State of Delaware, to wit:  to change the name of the corporation; and to change the purpose of the corporation, in accordance with that certain Second Modified Third Amended Joint Plan of Affiliated Debtors, the Official Committee of Unsecured Creditors, MI Developments Inc. and MI Developments US Financing Inc. Pursuant to Chapter 11 of the United States Code (the “Plan”), dated April 28, 2010, as amended, and as confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by order, dated April 29, 2010 and filed under Chapter 11 Case Number 09-10720 (MFW).

(4)           The text of the Certificate of Incorporation of the Corporation is hereby restated as amended to read in full as follows:

FIRST:  The name of the Corporation is “Reorganized Magna Entertainment Corp.”

SECOND:  The object for which the Corporation is to be formed is to engage in any lawful act or activity (a) for which corporations may be organized under the General Corporation Law of the State of Delaware and (b) as contemplated by that certain the Plan.

THIRD:  The office of the Corporation shall be located in Wilmington, Delaware.

FOURTH:  The duration of the Corporation shall be fifty-seven (57) years from the date of filing of the initial Certificate of Incorporation.

 FIFTH:  The Corporation shall have the authority to issue 100 shares of Common Stock, $0.01 par value per share; provided, however, that, the Corporation shall not be authorized to issue any non-voting capital stock of any class, series or other designation to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code; provided, however, that, the foregoing restriction shall (i) have no further force and effect beyond that required under section

1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applies to the Corporation.

SIXTH:  There shall be as few as one (1) and as many as three (3) directors of the Corporation, as provided for in the by-laws of the Corporation.

SEVENTH:  The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware, 19801.  The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

EIGHTH:  The Corporation shall indemnify each of its directors, officers and employees to the fullest extent permitted by law in connection with any actual or threatened action or proceeding arising out of his service to the Corporation or to another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the Corporation’s request.  This Article applies to past, present and future directors, officers and employees and to their heirs, executors and administrators.

NINTH:  No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Corporation is interested in, or is a director or officer of such other corporation, and no contract or other transaction between the corporation and any other person or firm shall be affected or invalidated by the fact that any one or more directors of the Corporation is a party to, or interested in, such contract or transactions; provided, that, in each such case the nature and extent of the interest of such director in such contract or other transaction and/or the fact that such director is a director or officer of such other corporation is known to the other directors or disclosed at the meeting of the board of directors at which such contract or other transaction is authorized.

TENTH:  The following provisions are for the regulation and conduct of the affairs of the Corporation and it is expressly provided that they are intended to be in furtherance of, and not in limitation or exclusion of, the powers conferred by statute:

(a) Subject to the by-laws, if any, adopted by the stockholders, the board of directors shall have the power to make, alter, amend and repeal the by-laws of the Corporation.

(b)  The board of directors shall have the power to set apart out of any of the funds of the Corporation a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

ELEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

(5)           The restatement of the Certificate of Incorporation of the Corporation, as provided for herein, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and approved in all respects, without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Corporation, pursuant to the Plan.

IN WITNESS WHEREOF, this Certificate of Incorporation is being executed this 14th day of May, 2010 by William G. Ford, the Plan Administrator, because the Corporation recently emerged from chapter 11 and no officers have been elected at this time.

/s/ WILLIAM G. FORD
William G. Ford,
Plan Administrator